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                                                                    EXHIBIT 10.2

                          [BANK OF AMERICA LETTERHEAD]

July 20, 2000



Mr. Steve Fredrickson
Mr. Kevin Stevenson
PRA Holdings 1, LLC
120 Corporate Blvd., Suite 100
Norfolk, VA 23502

Dear Steve and Kevin:

Thank you for the opportunity to make the following commitment to you. Bank of America, N.A. (the "Bank") is pleased to have approved for PRA Holding I, LLC (the "Borrower") a credit facility consisting of a Term Loan in an amount not to exceed $550,000.00 (the "Loan"). This commitment is to be used by you for the purpose of purchasing real estate located in Hutchinson, Kansas and making improvements thereto.

This commitment is subject to the execution and delivery to the Bank of legal documents yet to be prepared, including, without limitation a promissory note, guaranty and collateral documents. All such documents must be satisfactory in form and substance to the Bank.

The making and funding of any loans under this commitment (in addition to any other conditions which may be required in the documents referred to in the preceding paragraph) is expressly subject to the terms and conditions set forth in the attached Terms and Conditions.

If you find the terms and conditions of this commitment to be acceptable to you, please execute the enclosed copy of this letter and return it to the undersigned. If not accepted, this commitment shall expire on July 28, 2000.

We appreciate the opportunity to provide you with the financial services of Bank of America, N.A.

Sincerely,

/s/ BUFFY J. BAREFOOT

Buffy J. Barefoot
Vice President

Accepted and agreed to this 20 day of July, 2000.

PRA Holding I, LLC                Portfolio Recovery Associates, LLC

By: /s/ KEVIN P. STEVENSON        By: /s/ STEVEN D. FREDRICKSON
   ------------------------          ---------------------------



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                             TERMS AND CONDITIONS

BORROWER: PRA Holding I, LLC

PURPOSE: Purchase real estate located at 500 West 1st Street, 505 West 2nd Street, 507 West 2nd Street, and 113 North Monroe Street, all in Hutchinson, Kansas and make improvement thereto.

AMOUNT OF LOAN: $550,000.00

INTEREST RATE:

30-Day LIBOR changing daily, as determined by Bank of America and adjusted for reserves, deposit insurance assessments and other regulatory costs, plus 2.25%.

REPAYMENT TERMS:

In sixty consecutive monthly installments of principal in the amount of $4,583.33 plus interest payable on the first day of each month beginning September 1, 2000, and one final installment of all unpaid principal and accrued interest payable on July 21, 2005.

LOAN DOCUMENTS:

The Loan shall be made under and governed by definitive Loan documents to be executed and delivered by the Borrower to the Bank and containing the terms set forth in this commitment and such other terms, conditions, representations, warranties and covenants as are usual and customary in lending transactions such as the Loan, which documents may include one or more promissory notes, guaranties, deeds of trust and such other documents executed and/or delivered by Borrower, any guarantor or third party in connection with the Loan (collectively, the "Loan Documents").

COLLATERAL:

A first priority deed of trust on real property owned by the Borrower described as 500 West 1st Street, 505 West 2nd Street, 507 West 2nd Street, and 113 North Monroe Street, all located in Hutchinson, Kansas 67501 (the "Real Property").

GUARANTORS:

This Loan shall be unconditionally and fully guaranteed by Portfolio Recovery Associates, LLC whose obligations to the Bank shall be joint and several with Borrower and all other guarantors, if any, and shall be on such other written terms as are acceptable to the Bank.

TITLE INSURANCE, APPRAISAL AND ENVIRONMENTAL QUESTIONNAIRE

The Loan is subject to Bank obtaining title insurance containing no title exceptions except those satisfactory to the Bank, insuring the Bank's deed of trust, and an internal review by the Bank of the data, assumptions and conclusions found in the appraisal. The Loan is further subject to the Bank receiving a report from the Borrower with respect to an investigation and audit of the Real Property showing that the Property is environmentally acceptable to the Bank.

SURVIVAL:

This commitment letter shall constitute one of the Loan Documents and shall survive the closing of the Loan, the execution and delivery of all Loan Documents, and the making of any advances or


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disbursements thereunder. In the event of a conflict between a provision contained in this commitment letter and a provision of any other Loan Document, the terms of the other Loan Document shall control.

EXPIRATION/RENEWAL CLAUSES:

Any commitment to advance funds under the Loan shall expire on July 21, 2005 and the Bank shall have no further obligation to extend credit. Any renewal, extension of maturity and/or expiration date, or increase in amount of this Loan by the Bank shall be governed by the terms of this commitment unless otherwise agreed to by the Bank, in writing.

CONDITIONS TO FIRST ADVANCE:

Prior to the making by the Bank of the first advance to the Borrower, the following conditions precedent shall have been satisfied.

The Bank shall have received, duly executed, all Loan Documents and any other documents and instruments necessary or advisable in connection with the Loan, all of which shall be in form and substance satisfactory to the Bank and its counsel.

All deeds of trust and other documents and instruments deemed by the Bank and its counsel to be necessary or advisable in connection with the collateral described herein shall have been recorded or filed in all necessary places, and sent to or received by all necessary persons, as the case may be.

With respect to the Real Property collateral herein, the Bank shall have received (i) evidence satisfactory to the Bank of a casualty insurance and a flood insurance policy, if in a flood plain, with standard mortgagee clauses attached in favor of and in form satisfactory to Bank, and (ii) a mortgagee title insurance policy issued by a title insurance company acceptable to the Bank insuring the lien created by the Bank's deed of trust on such Real Property, subject only to prior liens referred to in this commitment and such other exceptions to title as may be acceptable to the Bank, in its sole discretion.

REPORTING REQUIREMENTS:

So long as the Borrower is indebted to the Bank, the Guarantor shall submit to the Bank the following:

1. Quarterly, within 45 days of the end of each quarter, internally prepared financial statements of the Guarantor including a balance sheet and income statement; and

2. Annually, within 120 days following the end of the Guarantor's fiscal year, a balance sheet and income statement prepared in accordance with generally accepted accounting principles on an audited basis by an independent certified public accountant acceptable to the Bank, including statements of financial condition, income, cash flows and changes in shareholders' equity.

3. Quarterly, within 45 days of quarter-end a covenant compliance certificate.

REPRESENTATIONS AND WARRANTIES:

Good Standing. Borrower and guarantor are limited liability corporations, duly organized, validly existing and in good standing under the laws of Virginia and has the power and authority to own its property and to carry on its business in each jurisdiction in which Borrower does business.

Authority and Compliance. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any



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Loan Document, and Borrower is in compliance with all laws and regulatory requirements to which it is subject.

Binding Agreement. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

Litigation. There is no material proceeding involving Borrower or Guarantor pending or, to the knowledge of Borrower and Guarantor, threatened before any court or governmental authority, agency or arbitration authority, except as disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

Ownership of Assets. Borrower has good title to its assets, and its assets are free and clear of liens, except those granted to Bank and as disclosed to Bank in writing prior to the date of this Agreement.

Taxes. All taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and the Borrower has filed all tax returns which it is required to file.

Financial Statements. The financial statements of Guarantor heretofore delivered to Bank have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower's financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower's financial condition or operations since December 31, 1999. All factual information furnished by Borrower to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

Place of Business. Borrower's chief executive office is located at
                       Riverside Commerce Center
                       120 Corporate Boulevard, Suite 100
                       Norfolk, VA 23502

Environmental Compliance. The conduct of Borrower's business operations and the condition of Borrower's property does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency and any applicable local or state law, rule, regulation or rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

Continuation of Representation and Warranties. All representations and warranties made under this Letter of Commitment shall be deemed to be made at and as of the date hereof and at and as of the date of any advance under any Loan.

FINANCIAL COVENANTS:

Until full payment and performance of all obligations of Borrower under the Loan, Guarantor will, unless Bank consents otherwise in writing (and without limiting any requirement of any other loan document):

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Net Worth: Maintain at all times a net worth at no less than $20,000,000.00.

Cash Flow Coverage Ratio: Maintain a minimum ratio of cash flow to debt service of not less than 1.50 to 1.00. For this purpose cash flow coverage shall be defined as: (Net Income + Depreciation + Amortization + Interest Expense - Distributions) divided by (Prior Period's Current Maturity of Long Term Debt + Interest Expense).

All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied.

AFFIRMATIVE COVENANTS:

Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

Insurance. Maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, business interruption insurance, workers compensation insurance and liability insurance, all to be with such companies and in such amounts as are satisfactory to Bank and providing for at least 30 days prior notice to Bank of any cancellation thereof. Satisfactory evidence of such insurance will be supplied to Bank prior to funding under the Loan(s) and 30 days prior to each policy renewal.

Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions.

Adverse Conditions or Events. Promptly advise Bank in writing of (i) any condition, event or act which comes to its attention that would or might materially adversely affect Borrower's financial condition or operations or Bank's rights under the Loan Documents, (ii) any material litigation filed by or against Borrower, (iii) any event that has occurred that would constitute an event of default under any Loan Documents and (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $50,000.00.

Taxes and Other Obligations. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

Maintenance. Maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

Environmental. Immediately advise Bank in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting Borrower's business operations; and (ii) all claims made or threatened by any third party against


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Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Borrower shall immediately notify Bank of any remedial action taken by Borrower with respect to Borrower's business operations. Borrower will not use or permit any other party to use any Hazardous Materials at any of Borrower's places of business or at any other property owned by Borrower except such materials as are incidental to Borrower's normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. Borrower agrees to permit Bank, its agents, contractors and employees to enter and inspect any of Borrower's places of business or any other property of Borrower at any reasonable times upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this covenant and Borrower shall reimburse Bank on demand for the costs of any such environmental investigation and audit. Borrower shall provide Bank, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated. manufactured, stored or disposed of by Borrower's business operations within five (5) days of the request therefore.

NEGATIVE COVENANTS:
Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will not, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

Transfer of Assets or Control. Sell, lease, assign or otherwise dispose of or transfer any assets, except in the normal course of its business, or enter into any merger or consolidation, or transfer control or ownership of the Borrower or from or acquire any subsidiary.

Liens. Grant, suffer or permit any contractual or noncontractual lien on or security interest in its assets, except in favor of Bank, or fail to promptly pay when due all lawful claims, whether for labor, materials or otherwise.

Extensions of Credit. Make any loan or advance to any individual, partnership, corporation or other entity.

Borrowings. Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to Bank, except for normal trade debts incurred in the ordinary course of Borrowers business, and except for existing indebtedness disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

Character of Business. Change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

EVENTS OF DEFAULT:
A default shall occur under this Letter of Commitment and under each of the Loan Documents and under any other promissory note executed by Borrower in favor of Bank if the Borrower, any endorser or any guarantor of the Loan defaults in the payment of any amounts due and owing under the Loan or any other indebtedness owing to Bank or fails to timely and properly observe, keep or perform any term, covenant, agreement or condition in any of the Loan Documents or in any other loan agreement, promissory note, security agreement, deed of trust, deed to secure debt, mortgage, assignment or other contract securing or evidencing payment of any indebtedness of Borrower, any endorser or any guarantor of any loan to Bank or to any affiliate or subsidiary of Bank of America Corporation.

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REMEDIES UPON DEFAULT:
If an event of default shall occur Bank shall have all rights, powers and remedies available under each of the loan Documents as well as all rights and remedies available at law or in equity.

CLOSING COSTS AND EXPENSES:
The Borrower shall pay all costs and expenses incurred by the Bank in connection with the Bank's review, due diligence and closing of the Loan, including attorneys' fees incurred by the Bank in connection with the negotiation and preparation of the Loan Documents, the costs of any environmental investigation and audit, appraisal, title insurance premiums, survey and inspection fees, whether or not the Loan actually closes.

MATERIAL ADVERSE CHANGE:
This commitment may be terminated, in the sole discretion of the Bank, upon the occurrence of a material adverse change in the financial condition of the Borrower or any other person liable to the Bank for the repayment of this Loan.

NON-ASSIGNABLE
This commitment and the right of Borrower to receive loans hereunder may not be assigned by Borrower.

RELIANCE:
This commitment constitutes an offer by the Bank to the Borrower to make a Loan on the terms and conditions set forth herein and should not be relied upon by any third party for any purpose.

AMENDMENT AND WAIVER:
No alteration, modification, amendment or waiver of any terms and conditions of this commitment, or of any of the documents required by or delivered to the Bank under this commitment, shall be effective or enforceable against the Bank unless set forth in a writing signed by the Bank.

GOVERNING LAW:
This commitment and the Loan shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without regard to choice of law principles).

INTEGRATION:
The terms set forth above represent the entire understanding between the Borrower and the Bank with respect to the subject matter of this commitment, and this commitment supersedes any prior and contemporaneous agreements, commitments, discussions and understandings, oral or written, with respect to the subject matter of this commitment.

ARBITRATION:
Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this agreement or any related instruments, agreements or documents including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), and the rules of practice and procedure for the arbitration of commercial disputes of Judicial Arbitration and Mediation Services, Inc. (J.A.M.S.). Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this instrument, agreement or document may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action.


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EXPIRATION:
This commitment is to be closed within 30 days of the acceptance date. Should this commitment not be accepted by the expiration date, and not closed within 30 days of the acceptance date, then the Bank shall have no further obligation to extend credit hereunder.


The terms and conditions set forth above are accepted this 20 day of July, 2000.

BORROWER: PRA Holding I, LLC

By:  /s/ KEVIN P. STEVENSON
    ------------------------------
Title: /s/ Member's Representative
       ---------------------------


GUARANTOR Portfolio Recovery Associates, LLC

By:  /s/ STEVEN D. FREDRICKSON
    ------------------------------
Title:   President
       ---------------------------





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